EXHIBIT 23.15

CONSENT OF INDEPENDENT VALUATOR

We hereby consent to (i) the inclusion of our report, dated August 5, 2016, to the Board of Directors of Enersis Américas S.A. as Annex I to the Registration Statement on Form F-4 of Enersis Américas S.A. and the related joint information statement/prospectus, which is part of the Registration Statement, as amended (the “Registration Statement”), (ii) the references to such report in the Registration Statement, (iii) the filing of any preliminary presentation materials prepared by us for the Board of Directors with the Securities and Exchange Commission (the “Commission”), and (iv) any references to such presentations in filings with the Commission. The report was prepared and provided to the Board of Directors of Enersis Américas S.A. in accordance with Article 147 of the Chilean Companies Act and in connection with the merger of Endesa Américas S.A. and Chilectra Américas S.A. with and into Enersis Américas S.A. We also consent to the references in the Registration Statement to us as “Independent Valuator,” as such term is used in accordance with, and pursuant to the requirements under, Chilean law. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Banco Itaú Argentina S.A.	Banco Itaú Argentina S.A.

/s/ Javier Graña	/s/ Alberto López-Gaffney
Javier Graña	Alberto López-Gaffney
Responsible for Mergers &	Responsible for Investment
Acquisitions LatAm ex-Brazil	Banking LatAm ex-Brazil

August 9, 2016